Exhibit 99.1

OMNIQ Reports Record Rev of $27M for Q3 2022 up 32% over Q3 2021 and Record 9 Month Revenue of $77.5M up 45% over same period of 2021.

SALT LAKE CITY — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, today announced its financial results for the three months and six months ended September 30, 2022.

OMNIQ’s 2022 continuous momentum:

●	45% growth in 9 months Revenue marks an all-time record of over $77 Million.

●	71% growth in 9 Months Gross Profit up to a record of over $18M.

●	Gross margin for the 9 month period up to 23% compared to 20% in the same period of 2021.

●	Improved adjusted EBITDA for 9 months ended September 30, 2022 by $2M compared to same period of 2021.

●	32% organic Growth in Q3 Revenue compared to Q3 2021.

●	28% increase in Q3 Gross Profit compared to Q3 2021

●	Improved adjusted EBITDA by $1.5M in Q3 2022 compared to Q3 2021.

Recent Events:

-OMNIQ Named a Total Solution Partner for One of The Largest Global Leaders in Enterprise Asset Intelligence for Robotics Supply Chain Management

- OMNIQ Announces Follow on Order for its AI Based Machine Vision System for a Major US Fast Food Chain with 800+ Locations

- OMNIQ Received an Approximately $10 Million Purchase Agreement for Intelligent Healthcare Carts (IHC) from Israel’s Ministry of Health

-ONMIQ Announces a Purchase Order to Deploy its AI-Machine Vision Solution in its 50th North American Airport

-OMNIQ’s Self-Service Patient Management Kiosks Featured in Israel’s Newest State of the Art Emergency Medical Hospital

Shai Lustgarten Chairman and CEO commented: “I am proud of how diligent our team has been throughout this year as Omniq delivered record results despite the supply chain challenges across the globe. We delivered a record Q3 with organic revenue growth of 32% resulting in $27 million. In addition, we saw our 9 month revenue come in at $77 million, up 45% over the same period in 2021. This growth reflects the consolidation with Dangot Computers, Ltd. which we acquired in July, 2021 and was also driven by strong  customer demand across all of our segments which resulted in improved bottom line in our intended path to profitability”.

Omniq continues to enjoy significant growth with our long-standing Fortune 100/500 customers, many of whom have relied on the company for 20 plus year to handle their logistics and supply chain challenges. At the same time, we have added new customers within the parking, security and Smart kiosk sectors. OMNIQ’s Q Shield AI based law enforcement solution offered to municipalities is experiencing positive momentum as 12 cities in the US have already contracted and we continue to see a growing pipeline. We expect a positive impact to both the top and bottom line as the revenue model is based on achieving recurring revenue coupled with significantly higher margins.

In addition, we expanded our penetration into the multibillion dollar retail and quick serve restaurant (QSR) markets with our AI-Machine Vision proprietary technology. We received both an initial order as well as a strong follow-on order from one of the largest QSRs in the US with over 800 locations and initial orders from an automotive related retailer with 2,000 stores in the US. Both customers appreciate the added value that our AI technology provides in improving services, increasing revenue and higher security. We expect an increase in deployments over the next several quarters. We anticipate that our innovative solutions will add greatly to our revenue opportunities, as well as ultimately providing an unprecedented growth in profitability.

“Our increase in gross profitability, as well as our significant growth in AI related business show that our loyal customer base, as well as newly announced customers are relying more on our patented technology and solutions. OMNIQ’s technology makes the invisible visible, eliminating the touch of a human which allows for increased productivity, efficiency, stronger customer satisfaction and better expense control. With our revenue visibility increasing, we are looking forward to a successful finish to 2022 and going forward.” Mr. Lustgarten concluded.

Third Quarter 2022 Financial Results

OMNIQ reported revenue of $27 million for the quarter ended September 30, 2022, an increase of 32% from $20.5 million in the third quarter of 2021. The revenue growth is organic as we already consolidated our financial statements with Dangot Computers, Ltd. which we acquired in July 2021. The organic growth reflects higher demand from certain customers during the period. Total operating expenses for the quarter were $8.6 million, compared with $8.9 million in the third quarter of 2021.

Net loss for the quarter was $3.8 million, or a loss of $.52 per basic share, compared with a loss of $5.1 million, or a loss of $.73 per basic share, for the third quarter of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the third quarter of 2022 amounted to a loss of $516 thousand compared with an adjusted EBITDA loss of $2 million in the third quarter of 2021.

Nine Months ending September 30, 2022 Financial Results

OMNIQ reported revenue of $77.5 million for the nine months ended September 30, 2022, an increase of 45% from $53.4 million in the first nine months of 2021. The revenue increase reflects the consolidation of our financial statements with Dangot Computers, Ltd. which we acquired in July 2021 as well as organic growth. Total operating expenses for the nine months ended September 30, 2022 were $24.2 million, compared with $19.5 million in the same period of 2021.

Net loss for the nine months ended September 30, 2022 was $9.6 million, or a loss of $1.29 per basic share, compared with a loss of $10.8 million, or a loss of $1.86 per basic share, for first nine months of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the nine months ended September 30, 2022 amounted to a loss of $1.5 million compared with an adjusted EBITDA loss of $3.6 million in the same period of 2021.

Cash balance at September 30, 2022 was $3.8 million compared with $7 million at December 31, 2021.

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months		For the nine months
	ending September 30,		ending September 30,
(In thousands, except share and per share data)	2022	2021	2022	2021
Revenues
Total Revenues	$27,008	$20,513	$77,539	$53,383

Cost of goods sold
Cost of goods sold	21,032	15,842	59,449	42,778

Gross profit	5,976	4,671	18,090	10,605

Operating expenses
Research & Development	445	474	1,436	1,437
Selling, general and administrative	7,624	6,801	21,173	15,348
Depreciation	91	82	241	167
Amortization	474	1,528	1,326	2,575
Total operating expenses	8,634	8,885	24,176	19,527

Loss from operations	(2,658)	(4,214)	(6,086)	(8,922)

Other income (expenses):
Interest expense	(880)	(587)	(2,569)	(1,890)
Other (expenses) income	(217)	(158)	(870)	2
Total other expenses	(1,097)	(745)	(3,439)	(1,888)

Net Loss Before Income Taxes	(3,755)	(4,959)	(9,525)	(10,810)

Provision for Income Taxes
Current	(55)	(117)	(41)	(119)
Total Provision for Income Taxes	(55)	(117)	(41)	(119)

Net Loss	$(3,810)	$(5,076)	$(9,566)	$(10,929)
Net income attributable to noncontrolling interest	-	166	67	166
Net Loss attributable to OmniQ Corp	$(3,810)	$(5,242)	$(9,633)	$(11,095)

Net Loss	$(3,810)	$(5,076)	$(9,566)	$(10,929)

Foreign currency translation adjustment	241	(58)	260	(24)

Comprehensive loss	(3,569)	(5,134)	(9,306)	(10,953)

Reconciliation of net loss to net loss attributable to common shareholders
Net loss	(3,810)	(5,076)	(9,566)	(10,929)

Less: Dividends attributable to non-common stockholders’ of OmniQ Corp	(149)	(12)	(197)	(57)

Net loss less non-common stockholder dividends	$(3,959)	$(5,088)	$(9,763)	$(10,986)

Net income after non-common stockholder dividends attributable to noncontrolling interest	-	166	-	166
Net loss attributable to common stockholders of OmniQ Corp	(3,959)	(5,242)	(9,763)	(11,095)

Net (loss) per share - basic attributable to common stockerholders’ of OmniQ Corp	$(0.52)	$(0.73)	$(1.29)	$(1.86)

Weighted average number of common shares outstanding - basic	7,578,351	7,224,958	7,545,190	5,971,440

OMNIQ CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share data)	As of
	September 30, 2022	December 31, 2021
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$3,791	$7,085
Accounts receivable, net	26,583	27,123
Inventory	8,038	6,955
Prepaid expenses	2,311	1,987
Other current assets	13	9
Total current assets	40,736	43,159

Property and equipment, net of accumulated depreciation of $1,397 and $2,203 respectively	940	1,127
Goodwill	16,519	16,453
Trade name, net of accumulated amortization of $4,309 and $3,863, respectively	1,975	2,421
Customer relationships, net of accumulated amortization of $10,487 and $9,660, respectively	5,242	6,069
Other intangibles, net of accumulated amortization of $1,485 and $1,457, respectively	723	865

Right of use lease asset	2,582	3,556
Other assets	1,628	1,431
Total assets	$70,345	$75,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$50,874	$45,553
Line of credit	7,533	5,951
Accrued payroll and sales tax	2,860	2,658
Notes payable, related parties – current portion	390	390
Notes payable – current portion	7,995	7,521
Lease liability – current portion	1,000	1,341
Other current liabilities	2,558	2,683
Total current liabilities	73,210	66,097

Long term liabilities
Notes payable, related party, less current portion	-	293
Accrued interest and accrued liabilities, related party	71	63
Notes payable, less current portion	2,855	2,646
Lease liability	1,628	2,266
Other long term liabilities	145	1,418
Total liabilities	77,909	72,783

Stockholders’ equity (deficit)
Series A Preferred stock; $0.001 par value; 2,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 3,000,000 shares designated, 544,500 shares issued and outstanding, respectively	1	1

Common stock; $0.001 par value; 15,000,000 shares authorized; 7,612,744 and 7,448,597 shares issued and outstanding, respectively.	8	20
Additional paid-in capital	72,568	70,606
Accumulated (deficit)	(80,401)	(70,571)

Cumulative Translation Adjustment	260	(154)
Total OmniQ stockholders’ deficit	(7,564)	(98)

OMNIQ Corp.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

	Nine months ended
(In thousands)	September 30,
Adjusted EBITDA Calculation	2022	2021

Net loss	(9,763)	(10,929)
Depreciation & amortization	1,567	2,742
Interest expense	2,569	1,889
Income taxes	41	119
Stock compensation	2,811	2,596
Nonrecurring loss events	1,293	1
Adjusted EBITDA	(1,482)	(3,582)

Total revenues, net	77,539	53,383

Adjusted EBITDA as a % of total revenues, net	(2)%	(7)%

Earnings Call Details

OMNIQ will host a conference call and webcast on Tuesday November 15th at 11:00am Eastern Time to discuss financial results for the 3rd quarter ended September 30, 2022.

To access the live webcast, please go to the Company’s website at www.omniQ.com. To participate in the call by phone, dial 888-506-0062 approximately five minutes prior to the scheduled start time. International callers please dial 973-528-0011. Callers should use conference ID: 873322

A replay of the teleconference will be available until Thursday, December 15, 2022, and may be accessed by dialing 877-481-4010. International callers may dial 919-882-2331 Callers should use conference ID: 47110

About OMNIQ Corp:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, oil, gas, and chemicals.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023 and the fast casual restaurant sector expected to reach $209 billion by 2027.

For more information please visit www.omniq.com.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Examples of forward-looking statements include, among others, statements made in this press release regarding the closing of the private placement and the use of proceeds received in the private placement. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in OMNIQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting OMNIQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. OMNIQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Contact:

IR Contact

Koko Kimball

385-758-9241ss